Investor Contacts: Rusty Cloutier
  President & CEO or
  Jim McLemore, CFA
  Sr. EVP & CFO
  337.237.8343

MidSouth Bancorp, Inc. increases quarterly dividend for Common Stock
Bank holding company also announces regular convertible preferred dividend

LAFAYETTE, LA., May 21, 2014/PRNewswire-FirstCall/ -- MidSouth Bancorp, Inc. (“MidSouth”) (NYSE: MSL) announced that earlier today its Board of Directors declared a quarterly dividend of $0.09 per common share. The dividend is a 12.5% increase over the previous quarter's dividend and will be paid on July 1, 2014, to all shareholders of record as of the close of business on June 13, 2014.

“Today’s announcement of a common stock dividend increase reflects the overall operating and financial strength of the company and our continuing commitment to return value to our shareholders,” said C.R. “Rusty” Cloutier, the bank’s President and Chief Executive Officer. Based on the closing price on May 20, 2014, of $18.12, the dividend amount equates to a 1.99% yield on MidSouth Bancorp’s common stock. With the payment of the July 1 dividend, MidSouth will have paid consecutive quarterly dividends every year since 1995.

Additionally, the Board of Directors declared a quarterly cash dividend of 1.00% per preferred share on its newly issued 4.00% Non-Cumulative Perpetual Convertible Preferred Stock, Series C. The dividend is payable on July 15, 2014, to shareholders of record on July 1, 2014.

About MidSouth Bancorp, Inc.

MidSouth Bancorp, Inc. is a financial holding company headquartered in Lafayette, Louisiana, with assets of $1.9 billion as of March 31, 2014. MidSouth Bancorp, Inc. trades on the NYSE under the symbol “MSL.” The Company's Series C Preferred Stock is now quoted on the OTC Bulletin Board ("OTCBB") under the ticker symbol MSLXP.  Through its wholly owned subsidiary, MidSouth Bank, N.A., MidSouth offers a full range of banking services to commercial and retail customers in Louisiana and Texas. MidSouth Bank currently has 61 locations in Louisiana and Texas, including a Loan Production Office in Austin, Texas, and is connected to a worldwide ATM network that provides customers with access to more than 50,000 surcharge-free ATMs. Additional corporate information is available at www.midsouthbank.com.